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                                                                    EXHIBIT 11

CAPITOL FIRST CORPORATION

Computation of Earnings per Share (Unaudited)

                                     THREE MONTHS ENDED               SIX MONTHS ENDED
                                 March 31,       March 31,       March 31,       March 31,
                                   2005            2004            2005            2004
                               ------------    ------------    ------------    ------------
Shares outstanding beginning
of period                        28,962,634      30,612,054      28,962,634      29,290,050
Adjustment correcting
treasury shares                          --              --              --         322,004
Shares issued during period:      1,675,000         302,273       1,675,000       1,302,273
                               ------------    ------------    ------------    ------------
Total outstanding                30,637,634      30,914,327      30,637,634      30,914,327
                               ------------    ------------    ------------    ------------
Weighted average number of
shares outstanding               29,130,134      30,754,721      29,045,464      30,486,277

Loss applicable to common
shares
  Net income (loss)            $      5,198    $   (239,238)   $    (55,098)   $   (691,318)
  Preferred dividends               (54,306)        (55,389)       (108,612)       (109,695)
                               ------------    ------------    ------------    ------------
  Net loss applicable to
   common shares               $    (49,108)   $   (294,627)   $   (163,710)   $   (801,013)
                               ------------    ------------    ------------    ------------
Loss per share of common
stock                          $     (0.002)   $      (0.01)   $     (0.006)   $      (0.03)
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